Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Pre-Effective Amendment No. 1 to Form S-4 of Nicolet Bankshares, Inc. of our report dated March 4, 2016, relating to the consolidated financial statements of Baylake Corp. and the effectiveness of internal control over financial reporting of Baylake Corp. appearing in the Annual Report on Form 10-K of Baylake Corp. for the year ended December 31, 2015.

We also consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus, which is part of the Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP
Milwaukee, Wisconsin
January 17, 2017